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                                                                    Exhibit 5.1

                             [Chen and Lin Opinion]

                                                                January 21, 2003

United Microelectronics Corporation
No. 3 Li Hsin Road II
Science-Based Industrial Park
Hsinchu, Taiwan
Republic of China


Dear Sirs:

     We act as special counsel in the Republic of China ("ROC") to United Microelectronics Corporation (the "Company") in connection with the Employee Stock Option Plan, approved by the Board of Directors of the Company on August 9, 2002 and effective on September 11, 2002 (the "Plan"), pursuant to which 1,000,000,000 common shares of the Company, par value NT$10 per share (the "Common Shares"), may be offered.

     In connection with this opinion we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, which are as follows:

     1. a photocopy of the Company's Articles of Incorporation last amended on June 3, 2002;

     2. photocopies of the company registration card of the Company issued by the Science-Based Industrial Park Administration dated May 29, 2002 and August 27, 2002;

     3. a photocopy of the minutes of the Company's Board of Directors' meeting on August 9, 2002; and

     4. a photocopy of the letter issued by the ROC Securities and Futures Commission ("SFC") stating the effective date of the Plan dated September 11, 2002 (Ref. Tai-Tsai-Jeng-(1)-0910150277).

     We have also examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records and documents of public officials and the Company, and we have made such investigations of such ROC laws as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

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     Based upon the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing as a company limited by shares under the laws of the ROC.

     2. The Common Shares have been duly authorized and, when paid for, issued and delivered pursuant to the Plan, will be validly issued, fully-paid and non-assessable.

     We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to a registration statement on Form S-8 (the "Registration Statement") covering the Common Shares filed with the United States Securities and Exchange Commission on or about the date hereof. In giving this opinion, we do not thereby admit that we come within the category of person whose consent is required under Section 7 of the Act or the regulations promulgated thereunder and we express no opinion other than as to legal matters and to the laws of the ROC. This opinion covers the laws of the ROC as of the date hereof and we shall have no obligation to update this opinion from time to time to reflect changes in such laws.

                                                  Sincerely yours,
                                                  Chen & Lin

                                                  /s/ Che-Hung Chen
                                                  ------------------------------
                                                  Che-Hung Chen